Exhibit 99.1

IMUNON Announces Stock Dividend Boosting Shareholder Value

Stock Dividend Reflects Company’s Confidence in its Phase 3 Study, Long-term Growth Potential, and Dedication to Shareholders

LAWRENCEVILLE, N.J., July 28, 2025 (GLOBE NEWSWIRE) — IMUNON, Inc. (Nasdaq: IMNN), a clinical-stage company in Phase 3 development of its DNA-mediated immunotherapy, today announced that its Board of Directors approved a 15% stock dividend, 0.15 shares of common stock per share of common stock and per each common stock equivalent with dividend rights. This stock grant reflects IMUNON’s confidence in its clinical programs, long-term growth strategy, and its dedication to rewarding shareholders.

The stock dividend program will distribute a total of approximately 448,000 shares of additional shares of IMUNON common stock for each share (or common stock equivalent) held, payable to such holders of record as of August 7, 2025. The distribution is expected to occur on August 21, 2025. Stockholders will not be required to take any action to receive the dividend. After the payment date, stockholders’ book entry accounts will be credited with the additional shares that represent the stock dividend. When shares are held in a brokerage account in the name of a broker, the additional shares will be distributed to the broker on the stockholder’s behalf. The stock dividend is administered by Equiniti Trust Company, the Company’s transfer agent.

“We are pleased to announce this stock dividend as a way to share our recent clinical progress and optimism with our shareholders,” said Stacy R. Lindborg, President and CEO of IMUNON. “This action underscores our commitment to creating value while we continue to advance our innovative pipeline of therapies aimed at addressing critical unmet medical needs, including our lead IMNN-001 program in advanced ovarian cancer that recently reported unprecedented Phase 2 clinical data and is currently advancing in a Phase 3 pivotal trial.”

IMUNON remains focused on its mission to develop transformative treatments, with ongoing clinical programs. The Company believes this stock dividend will further align its shareholder base with its vision for sustained growth and innovation.

About IMUNON

IMUNON is a clinical-stage biotechnology company focused on advancing a portfolio of innovative treatments that harness the body’s natural mechanisms to generate safe, effective and durable responses across a broad array of human diseases, constituting a differentiating approach from conventional therapies. IMUNON is developing its non-viral DNA technology across its modalities. The first modality, TheraPlas®, is developed for the gene-based delivery of cytokines and other therapeutic proteins in the treatment of solid tumors where an immunological approach is deemed promising. The second modality, PlaCCine®, is developed for the gene delivery of viral antigens that can elicit a strong immunological response.

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The Company’s lead clinical program, IMNN-001, is a DNA-based immunotherapy for the localized treatment of advanced ovarian cancer that has completed multiple clinical trials including one Phase 2 clinical trial (OVATION 2). IMNN-001 works by instructing the body to produce safe and durable levels of powerful cancer-fighting molecules, such as interleukin-12 and interferon gamma, at the tumor site. Additionally, the Company has completed dosing in a first-in-human study of its COVID-19 booster vaccine (IMNN-101). The Company will continue to leverage these modalities and to advance, either directly or through partnership, the technological frontier of plasmid DNA to better serve patients with difficult-to-treat conditions. For more information, please visit www.imunon.com.

Forward-Looking Statements

IMUNON wishes to inform readers that forward-looking statements in this news release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, but not limited to, statements regarding the Company’s ability to regain compliance with Nasdaq’s continued listing requirements, the timing of enrollment of the Company’s clinical trials, the potential of any therapies developed by the Company to fulfill unmet medical needs, the market potential for the Company’s products, if approved, the potential efficacy and safety profile of our product candidates, and the Company’s plans and expectations with respect to its development programs more generally, are forward-looking statements. We generally identify forward-looking statements by using words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances), and include statements regarding our planned stock split. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, risks and uncertainties related to the reverse stock split having the desired effect, our ability to regain compliance with Nasdaq’s listing requirements, the potential de-listing of our shares on Nasdaq, risks and uncertainties relating to unforeseen changes in the course of research and development activities and in clinical trials, including the fact that interim results are not necessarily indicative of final results; the uncertainties of and difficulties in analyzing interim clinical data; the significant expense, time and risk of failure in conducting clinical trials; the need for IMUNON to evaluate its future development plans; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in IMUNON’s filings with the Securities and Exchange Commission. IMUNON assumes no obligation, except to the extent required by law, to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contacts:

Media	Investors

Jenna Urban	Peter Vozzo
CG Life	ICR Healthcare
212-253-8881	443-213-0505
jurban@cglife.com	peter.vozzo@icrhealthcare.com

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